EXHIBIT 99.1

Smithfield Foods Selected As Winning Bidder for Farmland Foods

Smithfield, Va., October 13, 2003—Smithfield Foods, Inc. (NYSE:SFD) today announced that it was the successful bidder at an auction to acquire substantially all of the assets of Farmland Foods, the pork production and processing business of Farmland Industries, Inc., for $367.4 million in cash, plus the assumption of certain Farmland liabilities, including the pension obligations, and associated assets, of both Farmland Foods and Farmland Industries as well as certain post petition liabilities. The auction was held at Farmland headquarters in Kansas City, Missouri on Sunday, October 12, 2003, under auction and bid procedures approved by the United States Bankruptcy Court. In the auction, Smithfield’s agreement to assume the pension obligations was valued at $90 million by the debtor.

The company indicated that it expects the transaction to be immediately accretive to earnings before the impact of cost savings and synergies.

Smithfield’s successful bid is subject to Bankruptcy Court approval at a hearing to be held on October 28, 2003, and is subject to certain other customary conditions. Smithfield has previously received Hart-Scott-Rodino antitrust clearance for the acquisition and expects to complete the transaction early in its fiscal third quarter.

Farmland Foods has annual sales of $1.6 billion.

With annualized sales of $8 billion, Smithfield Foods is a leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of livestock, raw materials and supplies, livestock costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

Contact: Jerry Hostetter, (212) 758-2100

Smithfield Foods, Inc.